UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 10, 2005

Corinthian Colleges, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 427-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On February 10, 2005, Corinthian Colleges, Inc. (the "Company") entered into an employment agreement with Kenneth S. Ord, pursuant to which Mr. Ord will serve as the Company’s Executive Vice President and Chief Financial Officer.

The following summary of Mr. Ord's employment agreement is qualified in its entirety by reference to the text of the employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

The employment agreement has an initial term of two years and, in the absence of advance written notice by either party to the other, will be automatically extended for an additional year on each anniversary of the effective date of the employment agreement. The maximum term of the employment agreement, even with the automatic extensions, is five years.

The employment agreement provides for the payment of an annual base salary of not less than $350,000. The amount of the base salary will be reviewed annually by the Compensation Committee. The base salary can only be reduced involuntarily by the Company to the extent such reduction is made equally to all peer employees (defined in the employment agreement as all employees of the Company who have the title of Vice President or above). Mr. Ord is also entitled to participate in and be covered by all bonus, incentive and other employee health, insurance, 401K and other plans and benefits currently established for the employees of the Company. In addition, the employment agreement provides Mr. Ord with vacation benefits of no less than three weeks per year and reimbursement of all business expenses. If the Company terminates Mr. Ord's employment without cause, or if Mr. Ord resigns his employment under certain circumstances set forth in the employment agreement, then Mr. Ord shall be entitled to a lump sum payment equal to (A) one times the value of his annual base salary for the most recent 12 months plus (B) one times the value of his average annual bonus under any bonus plan or arrangement with the Company for the previous two fiscal years.

In the event of a change-in-control of the Company (as defined in the employment agreement), Mr. Ord would be entitled to receive a payment equal to (A) two times the value of his annual base salary for the most recent 12 months plus (B) two times the value of his average annual bonus under any bonus plan or arrangement with the Company for the previous two fiscal years.

Mr. Ord will also receive the following benefits:

• A target bonus for fiscal 2005 of 100% of his annual base salary, with a maximum bonus for fiscal 2005 of 150% of his annual salary (which bonus amount will be prorated based upon the remaining 5 months of the Company's 2005 fiscal year), under the Company's 2003 Performance Award Plan;

• An initial stock option grant for 70,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, vesting one-quarter per year over four years, under the Company’s 2004 New-Hire Award Plan (the "2004 Plan"); and

• A restricted stock unit award for 10,000 restricted stock units, vesting one-quarter per year over four years, under the 2004 Plan.

Mr. Ord's stock options were issued pursuant to a Stock Option Award Agreement under the 2004 Plan, a form of which was filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2005. Mr. Ord's restricted stock units were awarded pursuant to a Restricted Stock Unit Award Agreement under the 2004 Plan, a form of which was filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2005.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) In connection with the retention of Mr. Ord, Robert C. Owen resumed his position as the Company’s Controller, and was promoted to Senior Vice President and Chief Accounting Officer. Mr. Owen had been Acting Chief Financial Officer pending the appointment of a permanent replacement for Dennis N. Beal, who retired as the Company's Chief Financial Officer in November 2004.

(c) On February 10, 2005, Kenneth S. Ord joined the Company as its Executive Vice President and Chief Financial Officer.

Prior to his employment with the Company, Mr. Ord, 58, most recently served as the Chief Financial Officer at Alliance Imaging, Inc. Previously, Mr. Ord served as Chief Financial Officer for FHP International Corporation and for Talbert Medical Management. Prior to that, Mr. Ord held several successively responsible positions at Kelly Services, including Treasurer, Controller and Vice President Finance. He began his career at Ford Motor Company, working in various financial roles, ranging from financial controls to profit analysis. Mr. Ord holds a both a Master’s in Business Administration and a bachelor's degree in economics from Brigham Young University.

See the disclosure under Item 1.01 above for the material terms of Mr. Ord's employment agreement and other material terms of his employment.

A copy of the press release announcing Mr. Ord's appointment is filed as an exhibit to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The exhibits to this Current Report are listed in the Exhibit Index set forth elsewhere herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corinthian Colleges, Inc.

February 14, 2005	By:	Stan A. Mortensen

Name: Stan A. Mortensen
Title: Senior Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated February 10, 2005, between Corinthian Colleges, Inc. and Kenneth S. Ord.
99.1	Text of press release of Corinthian Colleges, Inc., issued February 10, 2005.